Exhibit 99.1

PSIVIDA CORP. REPORTS FOURTH QUARTER AND FISCAL YEAR 2010 FINANCIAL RESULTS

- Iluvien NDA Filed and Granted Priority Review

WATERTOWN, MA – September 22, 2010 – pSivida Corp. (NASDAQ: PSDV, ASX: PVA), a leader in developing sustained release, drug delivery products for treatment of back of the eye diseases, including the product candidate Iluvien™ for the treatment of Diabetic Macular Edema today announced financial results for its fourth quarter and fiscal year ended June 30, 2010.

The Company reported consolidated net income of $8.8 million for the fiscal year, on revenues of $23.1 million. The Company ended the year with cash, cash equivalents and marketable securities of $17.6 million, up $10.7 million over the prior year.

“We are very pleased with our financial results for the year and the significant improvement in our financial condition. We are also pleased that the FDA has granted Priority Review status for the Iluvien NDA filed in June 2010. As a result, a response from the FDA could be received by the end of calendar year 2010,” said Dr. Paul Ashton, CEO of pSivida. “If approved, we are entitled to a $25.0 million milestone payment from our licensee Alimera Sciences, Inc.,” added Dr. Ashton. Alimera also submitted registration filings in various European countries in July 2010. pSivida will also be entitled to receive 20% of defined profits on sales of Iluvien by Alimera, which has indicated that first sales could be as early as the first calendar quarter of 2011. “Beyond Iluvien, product development will continue to be our primary focus, as we shift our emphasis to the development of products using new generations of our technology systems,” noted Dr. Ashton.

Financial Results

For the fiscal year ended June 30, 2010, the Company reported consolidated net income of $8.8 million, or $0.46 per diluted share, compared to a consolidated net loss of $2.5 million, or $0.14 per share, for the prior fiscal year. Revenues for the year ended June 30, 2010 were $23.1 million compared to revenues of $12.2 million a year earlier. The Company reported consolidated net income of $13.1 million, or $0.68 per diluted share, for the quarter ended June 30, 2010, compared to a consolidated net loss of $534,000, or $0.03 per share, for the prior year’s fourth quarter. Revenues totaled $15.7 million for the three months ended June 30, 2010, compared to revenues of $3.2 million for the three months ended June 30, 2009.

During the fourth quarter of fiscal year 2010, Alimera paid in full a $15.0 million conditional note. The proceeds of the note payment in fiscal year 2010 and amortization of Alimera deferred revenue in both fiscal year 2010 and 2009 accounted for substantially all revenues for the fiscal years and the fourth quarters.

Cash, cash equivalents and marketable securities totaled approximately $17.6 million at June 30, 2010, an increase of approximately $10.7 million compared to $6.9 million at June 30, 2009.

Today’s Conference Call Reminder

pSivida Corp. will host a live webcast and conference call today, September 22, 2010, at 4:30 pm ET. The conference call may be accessed by dialing (866) 730-5764 from the U.S. and Canada, or (857) 350-1588 from international locations, passcode 99650578. The conference can also be accessed on the pSivida Corp. website at www.psivida.com. A replay of the call will be available approximately two hours following the end of the call through September 29, 2010. The replay may be accessed by dialing (888) 286-8010 within the U.S. and Canada or (617) 801-6888 from international locations, passcode 60197831.

About pSivida Corp.

pSivida is a world leader in the development of tiny drug delivery products that are administered by implantation, injection or insertion and provide sustained release of drugs on a controlled and level basis for months or years. The Company uses these systems to develop treatments for serious, unmet, medical needs. The Company’s most advanced product candidate, Iluvien™, delivers fluocinolone acetonide (FA) for the treatment of diabetic macular edema (DME). DME is a leading cause of vision loss, affecting more than a million people in the US alone, for which there is currently no FDA-approved drug therapy. Iluvien is licensed to Alimera Sciences, Inc., which is completing fully-recruited Phase III clinical trials and submitted a New Drug Application (NDA) with the Food and Drug Administration (FDA) in June 2010. In August 2010, the FDA granted Priority Review status for the NDA. pSivida has two products approved by the FDA for sustained release delivery of drug to treat chronic back-of-the-eye diseases: Retisert® for the treatment of posterior uveitis and Vitrasert® for the treatment of AIDS-related cytomegalovirus (CMV) retinitis. pSivida has licensed both of these products and the technologies underlying them to Bausch & Lomb Incorporated. pSivida also has a worldwide collaborative research and license agreement with Pfizer Inc. under which Pfizer may develop additional ophthalmic products using certain of the Company’s technologies. pSivida’s intellectual property portfolio consists of over 50 patent families, more than 100 granted patents, including patents accepted for issuance, and more than 150 patent applications. pSivida conducts its operations from Boston in the United States and Malvern in the United Kingdom.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking, and are inherently subject to risks, uncertainties and potentially inaccurate assumptions. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements: Alimera’s ability to obtain regulatory approval of and successfully commercialize Iluvien; risk/benefit profile of Iluvien; timeliness of approval, if any, of Iluvien and any limitations on uses thereof; ability to complete clinical trials and obtain regulatory approval of other product candidates; ability to raise capital; ability to achieve profitability; impairment of intangibles; fluctuations in the fair values of certain outstanding warrants; fluctuations in operating results; ability to derive revenues from Retisert; ability to obtain partners to develop and market products; termination of license agreements; competition; market acceptance of products and product candidates; reduction in use of products as a result of future publications; ability to protect intellectual property or infringement of others’ intellectual property; retention of key personnel; product liability; consolidation in the pharmaceutical and biotechnology industries; compliance with environmental laws; manufacturing risks; risks and costs of international business operations; credit and financial market conditions; legislative or regulatory changes; volatility of stock price; possible dilution through exercise of outstanding warrants and stock options or future stock issuances; possible influence by Pfizer; ability to pay any registration penalties; absence of dividends; and

other factors described in our filings with the Securities and Exchange Commission. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Our forward-looking statements speak only as of the dates on which they are made. We do not undertake any obligation to publicly update or revise our forward-looking statements even if experience or future changes makes it clear that any projected results expressed or implied in such statements will not be realized.

Released by: US Public Relations Beverly Jedynak President Martin E. Janis & Company, Inc Tel: +1 (312) 943 1123 bjedynak@janispr.com	pSivida Corp. Brian Leedman Vice President, Investor Relations pSivida Corp. Tel: +61 8 9227 8327 brianl@psivida.com

PSIVIDA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended June 30,		Year Ended June 30,
	2010	2009	2010	2009
Revenues:
Collaborative research and development	$15,328	$3,186	$22,570	$12,002
Royalty income	394	37	483	160

Total revenues	15,722	3,223	23,053	12,162

Operating expenses:
Research and development	1,785	1,830	6,994	8,007
General and administrative	1,763	1,448	6,968	8,791

Total operating expenses	3,548	3,278	13,962	16,798

Income (loss) from operations	12,174	(55)	9,091	(4,636)

Other income (expense):
Change in fair value of derivatives	870	(619)	(339)	959
Interest income	25	7	27	162
Other (expense) income, net	(11)	46	(3)	53

Total other income (expense)	884	(566)	(315)	1,174

Income (loss) before income taxes	13,058	(621)	8,776	(3,462)
Income tax benefit (expense)	15	87	(23)	951

Net income (loss)	$13,073	$(534)	$8,753	$(2,511)

Net income (loss) per share:
Basic	$0.71	$(0.03)	$0.48	$(0.14)

Diluted	$0.68	$(0.03)	$0.46	$(0.14)

Weighted average common shares outstanding:
Basic	18,531	18,264	18,405	18,263

Diluted	19,217	18,264	18,895	18,263

PSIVIDA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 30, 2010	June 30, 2009
Assets
Current assets:
Cash, cash equivalents and marketable securities	$17,565	$6,899
Other current assets	1,469	1,228

Total current assets	19,034	8,127
Intangible assets, net	23,877	28,802
Other assets	103	175

Total assets	$43,014	$37,104

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$1,545	$1,836
Deferred revenue	79	5,912
Derivative liabilities	1,310	971

Total current liabilities	2,934	8,719
Deferred revenue	6,817	4,622
Deferred tax liabilities	222	222

Total liabilities	9,973	13,563

Stockholders’ equity:
Capital	250,815	248,518
Accumulated deficit	(218,295)	(227,048)
Accumulated other comprehensive income	521	2,071

Total stockholders’ equity	33,041	23,541

Total liabilities and stockholders’ equity	$43,014	$37,104